Arkanova Energy Corporation Hires Field Manager to Oversee the Implementation of Program Supported by Schlumberger

Arkanova Energy Corporation hired Lance Nelson as the new Field Manager to oversee the Reactivation and Infield Drilling Program supported by Schlumberger's Data and Consulting Services (DCS) for the Two Medicine Cut Bank Sand Unit (TMCBSU) in Cut Bank, Montana.

Houston, TX—May 24, 2010—Arkanova Energy Corporation (OTCBB: AKVA) hired Lance Nelson on February 8, 2010 as the Field Manager for the Two Medicine Cut Bank Sand Unit (TMCBSU) in Cut Bank, Montana. He brings with him over fifteen years of experience in the oil and gas industry and has worked for leading companies such as Halliburton, Pathfinder Energy Services, Total, and Exxon. Mr. Nelson has eight years of drilling and completions knowledge from his work throughout the Gulf Coast and Rocky Mountain regions including Montana. In addition, he has spent the other half of his career working on exploration and development projects in Brazil, Qatar, UK, and Australia. He holds a B.S. in Chemical Engineering from South Dakota School of Mines & Technology.

Mr. Nelson is supervising the implementation of Arkanova Energy's Reactivation and Infield Drilling Program supported by Schlumberger's Data and Consulting Services (DCS). The reactivation portion of the program includes reactivating and recompleting eight wells, and reactivating a production battery in the southern part of the field which is anticipated to be completed around August 2010.

The infield drilling portion of the program commenced with the dual permitting of the Tribal Max 1-2817 and the Tribal Max 2-2818. The Tribal Max 1-2817 is targeted to spud this summer and will initially be drilled vertically to an approximate total depth of 6,000 feet to test the prospective Exshaw Shale (Alberta Basin Bakken), Spanish/Three Forks and Lodgepole formations. This well is projected to be completed with a horizontal leg of 2,000 to 3,000 feet in the Lower Cut Bank Sand. Following the vertical test and if the Bakken shows are successful from this well, Arkanova intends to immediately execute the horizontal drill and completion of the Tribal Max 2-2818 in Bakken formation.

Arkanova Energy's CEO, Pierre Mulacek, expressed his enthusiasm by stating, "We are excited and hopeful for the results of the preparation that have led us to this point. With cooperating Montana weather, we believe that we can finally implement the data from Schlumberger's Phase Studies that we've acquired over the last several months to enhance production and aid in exploration. This data is the road map to what we anticipate will make a successful drilling campaign for the remainder of the year."

About Arkanova Energy Corporation
Arkanova Energy is an exploration and junior production company engaged in the acquisition, exploration, and development of oil and gas properties. The company has secured working interest in three key North American areas in Montana, Arkansas and Colorado. The company relies on experience, science and proven growth strategies in order to continuously balance a risk/reward portfolio.
For more information, please visit www.arkanovaenergy.com.

Investor Contact:
Burt Taylor
Tel:        (281) 298-9555
email:     info@arkanovaenergy.com

This press release contains projections and forward-looking information that involve various risks and uncertainties regarding future events. Such forward-looking information can include statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance of the company such as the statement that: (i) the reactivation portion of the program is anticipated to be completed in August 2010; (ii) the infield drilling program is targeted to spud this summer to an approximate depth of 6,000 feet; (iii) the well is projected to be completed with a horizontal leg in the Lower Cut Bank Sand; (iv) if the Bakken shows are successful, the Company intends to immediately execute the horizontal drill and completion of the Tribal Max 2-2818; (v) the belief that the Company can implement certain data to enhance production and aid in exploration; and (vi) the data is anticipated to make a successful drilling campaign for the remainder of the year. There are numerous risks and uncertainties that could cause actual results and the company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) delays with respect to the drill program; (ii) adverse market conditions; (iii) a decrease in demand for and price of oil; (iv) general uncertainties with respect to oil and gas exploration in general; and (v) the inability of the company to raise the financing necessary to carry out the exploration program. Actual results and future events could differ materially from those anticipated in such information. Except as required by law, the company does not intend to update such forward-looking information. The contents of this press release should be considered in conjunction with the risk factors and cautionary statements contained in the company’s periodic filings with the Securities and Exchange Commission available at www.sec.gov.